EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of May 7, 2007 (“Effective Date”), by and between Mark Dvornik, residing at 2641 Round Table Boulevard, Lewisville, Texas 75056 (“Employee”), and Equity Media Holdings Corporation, a Delaware corporation (“Company”).

WITNESSETH:

WHEREAS, contingent upon and commensurate with the closing of the merger between Coconut Palm Acquisition Corporation and Equity Broadcasting Corporation, pursuant to that certain Agreement and Plan of Merger dated April 7, 2006, as amended on May 5, 2006 and September 14, 2006, the Company desires to employ Employee and to assure Employee’s continued employment by the Company on the terms and conditions of this Agreement, and Employee desires to be employed by the Company on the terms and condition of this Agreement; and

WHEREAS, the Company recognizes that Employee has a great deal of knowledge, experience and expertise in the broadcasting industry and anticipates that Employee will contribute to the future growth and success of the broadcasting business of the Company;

NOW, THEREFORE, in consideration of Employee’s employment with the Company, the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the Company and Employee acknowledge, Employee and the Company agree as follows:

1. Position. Employee shall serve as the Executive Vice President of Retro Programming Services, Inc. Employee agrees to perform faithfully and diligently the job duties and to carry out the responsibilities of that position and such other duties and responsibilities traditionally associated with such position as may be determined by the Chief Executive Officer (“CEO”) and/or the President of the Company. Employee’s duties may include, but are not limited to:

(a)	affiliate acquisition with a focus on the top 25 Nielsen Markets;

(b)	sales and marketing;

(c)	program acquisition;

(d)	distribution platform for Spanish-language and/or multi-language media and program agenda.

2. Employee’s Effort. Employee shall faithfully and diligently perform his duties in the capacity as an employee and in such capacity shall devote his full working time and best

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efforts, skill and attention to his performance of the position under the Agreement and to the business and interests of the Company. Employee may serve on the board of directors, or on committees of such board of directors (or any similar positions), of any for-profit, charitable or civic entity; provided, however, that Employee shall not serve on any board of directors if such service would be inconsistent with or would interfere with his duties and responsibilities to the Company.

3. Salary

(a) The Company shall pay Employee a base salary (the “Salary”) of $325,000.00 per year, payable in equal installments in accordance with the Company’s normal payroll schedule and subject to applicable withholding and other taxes, with such increases in the Salary as the Compensation Committee of the Board of Directors of the Company may approve from time to time during the term of this Agreement.

(b) In addition to the Salary, the Compensation Committee of the Board of Directors of the Company may award Employee an annual bonus of up to $225,000.00, upon the achievement of annually established performance targets applicable to Retro Programming Services, Inc., as outlined in Exhibit A to this Agreement.

(c) On the Effective Date of this Agreement, the Company will issue to Employee options to purchase 250,000 shares of the Company’s common stock, subject to the terms and conditions of the Employee’s Stock Option Agreement with the Company and the 2007 Stock Incentive Plan. The options will be priced as determined by the Compensation Committee of the Company’s Board of Directors. The options shall vest in four equal installments of 62,500 shares each, commencing on the first anniversary of the date on which the options are granted (“Grant Date”) and continuing on each of the three succeeding anniversaries of the Grant Date; provided, however, that:

(1) if Employee’s employment is terminated by the Company or this Agreement is not renewed by the Company after the initial 2-year term (on terms comparable to the current Agreement), in both instances, for any reason other than for a reason constituting Good Cause under Section 5(b) of this Agreement, or if the Employee terminates his employment or does not renew this Agreement (on terms comparable to the current Agreement), in both instances, for a reason constituting Good Cause under Section 5(c) of this Agreement, all remaining, unvested stock options shall vest immediately upon the earlier of such termination or the expiration date of this Agreement;

(2) if Employee’s employment is terminated by the Company or this Agreement is not renewed by the Company after the initial 2-year term (on terms comparable to the current Agreement), in both instances, for a reason constituting Good Cause under Section 5(b), or if the Employee terminates his employment or does not renew this Agreement (on terms comparable to the current Agreement), in both instances,

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for any reason other than for a reason constituting Good Cause under Section 5(c) of this Agreement, all remaining, unvested options shall expire immediately upon the earlier of such termination or the expiration date of this Agreement.

4. Benefits.

(a) The Company will notify Employee on or about the beginning of each calendar year with respect to the holiday schedule (including the Company’s policy for allowing personal holidays) for the coming year, and the Employee shall be entitled to take advantage of such holidays in accordance with the Company’s policies.

(b) Employee shall be entitled to 20 paid vacation days each calendar year, to be taken at such times as the Employee and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Employee under this Agreement. Any vacation time not taken by the Employee during any calendar year may be carried forward into any succeeding calendar year to a maximum of two times the Employee’s yearly vacation accrual, at which time employee shall cease to accrue further vacation benefits until the unused vacation accrued drops below the maximum.

(c) Employee shall be entitled to sick leave and emergency leave according to the regular policies and procedures of the Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted in accordance with applicable local, state, or federal laws or, if no such law is applicable, at the discretion of the Company’s CEO or President.

(d) The Employee will be entitled to participate in other employee benefits plans of the Company which are available to similarly-situated executives, including all health and welfare plans, subject to the terms and conditions of such plans as may be in effect from time to time. Employee shall be responsible for payment of any federal or state income tax imposed upon these benefits. Nothing in this Agreement shall preclude the Company from amending or terminating any such plan at any time.

(e) Employee shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Employee in the performance of Employee’s duties. Employee will maintain records and written receipts as required by the Company’s policy and reasonably requested by the Company to substantiate such expenses.

5. Term; Termination. Except for earlier termination as provided in this Section 5, Employee’s employment under this Agreement shall commence on the Effective Date and shall terminate effective upon the close of business on the second anniversary of the Effective Date (the “Expiration Date”), unless extended by written agreement of the parties in a separate instrument provided to the other party no later than six (6) months prior to the applicable Expiration Date. In addition, Sections 7 through 12 of this Agreement shall survive the

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expiration or termination of the Employee’s employment and shall survive the expiration or termination of this Agreement (pursuant to this Section 5 or otherwise), in accordance with the terms of such Sections.

(a) Termination with Notice by Either Party; Severance. The Company or Employee may terminate Employee’s employment for any reason or no reason upon sixty (60) days prior written notice to the other. If the Company terminates the employment of Employee without “Good Cause” (as herein defined) or the Employee terminates his employment with “Good Cause” (as herein defined), and subject to the Employee’s execution (and non-revocation, if applicable) of the Company’s standard waiver and release (in a form substantially similar to the waiver and release attached to this Agreement as Exhibit B), the Company shall pay Employee severance compensation equal to twelve (12) months of Employee’s Salary, calculated using the rate of Salary in effect as of the date of the termination (“Severance Payments”), payable in equal installments over a period of twelve (12) months following the date of the Employee’s termination from employment (“Severance Period”), in accordance with the Company’s normal payroll schedule and subject to applicable withholding and other taxes. Also during the Severance Period, so long as the Company is obligated to make any Severance Payments, the Company shall allow Employee (and his family, as applicable) to continue to participate in any Company-sponsored health or welfare plan(s) in which Employee (and his family, as applicable) participated as of the date of Employee’s termination from employment on the same terms and conditions as Employee (and his family, as applicable) participated in such plans during Employee’s employment (“Severance Benefits”). Notwithstanding, if at any time during the Severance Period, Employee obtains employment and/or Employee (and/or his family, as applicable) become eligible to participate in any health or welfare plan comparable to any such Company-sponsored health or welfare plan, the Company’s obligation, if any, to provide the corresponding Severance Payments and/or Severance Benefits shall immediately cease. Employee will be notified by separate notice of his (and his family’s, as applicable) right to continued health care coverage, if any, beyond the twelve (12) month period or subsequent to the termination of Severance Benefits, whichever may apply. If at any time during the Severance Period, the CEO and/or the President of the Company reasonably determines that the Employee has breached any obligation provided for in Sections 7 though 12 of this Agreement, in addition to any other rights and remedies the Company may have, the Company’s obligation to make such Severance Payments (and accordingly provide any Severance Benefits) shall immediately terminate. If the Company terminates the employment of Employee with Good Cause or the Employee terminates his employment with the Company without Good Cause, the Company shall not be under any obligation to pay Employee, and Employee shall not be entitled to, any such severance compensation, whether Severance Payments or Severance Benefits.

(b) Termination for Good Cause by Company. In the case of the Company terminating Employee’s employment, “Good Cause” means any one or more of the following:

(1) a material breach or default by Employee of any material term of this Agreement (except any breach of Sections 7 through 12 or any breach or default which is

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caused by the physical disability or death of Employee), which breach or default remains uncured after twenty (20) days following the Employee’s receipt from the Company of written notice specifying such breach or default, if subject to cure;

(2) any breach by the Employee of any of the obligations stated in Sections 7 through 12 of this Agreement;

(3) any willful, reckless, or grossly negligent failure by the Employee to perform the duties of his position or to comply with the Company’s policies or procedures as may be established from time to time;

(4) any violation of the laws, rules, regulations or orders of any governmental agency applicable to the Company;

(5) any breach of a fiduciary duty owed by Employee to the Company or any of its affiliates;

(6) any arrest for, conviction of, withhold of adjudication as to, or plea of no contest (nolo contendre) entered by the Employee as to any violation of law, other than a minor traffic offense, or the commission by the Employee of an act of fraud, misappropriation of funds, breach of trust, embezzlement or any other crime in connection with Employee’s duties;

(7) the Employee shall be unable, or fail, to perform the essential functions of his position, with or without reasonable accommodation, for any period of three (3) months, to the extent termination for such disability is in accordance with applicable law; or

(8) the death of the Employee, in which event, any outstanding expenses, wages or other obligations owed to the Employee at the time of his death shall be paid to the Employee’s spouse or estate.

In the event of a termination for Good Cause, the Company will pay Employee the Salary earned and reasonable expenses reimbursable under this Agreement incurred through the date of Employee’s termination. Any good faith determination of Good Cause by the Company’s CEO or President shall be binding and conclusive on all interested parties.

(c) Termination for Good Cause by Employee. In the case of the Employee terminating this Agreement, “Good Cause” means any one or more of the following:

(1) a material breach or default by the Company of the material terms of this Agreement, which breach or default remains uncured after twenty (20) days following the Company’s receipt from the Employee of written notice specifying such breach or default;

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(2) a change in the Employee’s title as stated by this Agreement or a material reduction in the Employee’s duties and responsibilities under this Agreement, unless there is Good Cause for the removal of Employee from such title or position; or

(3) a reduction in Salary.

6. Change in Control and Other Grounds Entitling Employee to Terminate. “Change in Control” shall mean: (a) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; (b) any consolidation or merger or other business combination of the Company with any other entity where the shareholders of the Company, immediately prior to the consolidation or merger or other business combination would not, immediately after the consolidation or merger or other business combination, beneficially own, directly or indirectly, shares representing fifty percent (50%) of the combined voting power of all of the outstanding securities of the entity issuing cash or securities in the consolidation or merger or other business combination (or its ultimate parent corporation, if any); or (c) the Board of Directors of the Company adopts a resolution to the effect that a “Change In Control” has occurred for purposes of this Agreement. Notwithstanding the foregoing, no transaction shall be deemed to constitute a “Change in Control” for purposes of this Agreement if such transaction involves the broadcasting industry or is procured, directly or indirectly, by Richard C. Rochon, Mario B. Ferrari, or Coconut Palm Capital Investors I, Ltd. or any affiliate thereof. Upon a Change in Control, 100% of all unvested stock options and/or restricted shares held by Employee shall immediately vest. Upon a Change in Control, Employee shall have sixty days to give 60 days notice of termination of employment by reason of such Change in Control, and such termination shall be deemed having been made by Employee with Good Cause. Nothing stated in this Section 6 shall operate to reduce or eliminate the severance obligations of the Company to the Employee pursuant to Section 5(a) to the extent the Company terminates the employment of Employee without Good Cause whether in connection with a Change in Control or otherwise.

7. Confidentiality. Employee shall keep confidential, except as the Company may otherwise consent in writing, and not divulge, communicate, disclose, or use to the detriment of the Company or for the benefit of any other person or persons, misuse in any way, or make any use of, except for the benefit of the Company, at any time either during the term of this Agreement or at any time thereafter, any Confidential Information (as defined herein). For purposes of this Agreement, “Confidential Information” means information disclosed to the Employee or known by the Employee as a consequence of or through the unique position of his employment with the Company (including information conceived, originated, discovered or developed by the Employee) prior to or after the date hereof, and not generally or publicly known, about the Company or its business, including, without limitation, trade secrets, knowledge, data or other information of the Company relating to the products, processes, know how, technical data, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, and product pricing strategies or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees or affiliates which Employee

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may produce, obtain or otherwise learn of during the course of Employee’s performance of services, including information expressly deemed to be confidential by the Company. Employee shall not deliver, reproduce, or in any way allow any such Confidential Information to be delivered to or used by any third parties without the specific direction or consent of a duly authorized representative of the Company, except in connection with the discharge of his duties hereunder. Any Confidential Information or data now or hereafter acquired by the Employee with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Employee in confidence and as a fiduciary, and Employee shall remain a fiduciary to the Company with respect to all of such information. Notwithstanding anything to the contrary herein, Employee shall not have any obligation to keep confidential any information (and the term “Confidential Information” shall not be deemed to include any information) that (a) is generally available to the public through no fault or wrongful act of Employee in breach of the terms hereof, (b) is disseminated by the Company or any of its affiliates publicly without requiring confidentiality, (c) is required by law or regulation to be disclosed by Employee, (d) is required to be disclosed by Employee to any government agency or person to whom disclosure is required by judicial or administrative process, or (e) is within Employee’s knowledge, experience and expertise in the broadcasting industry that he possessed at the time of this Agreement; provided that such knowledge, experience and expertise shall not be used in violation of the restrictive covenants set forth in Sections 7 through 12 of this Agreement. This Section shall survive the expiration or termination of the Employee’s employment and shall survive the expiration or termination of this Agreement.

8. Return of Confidential Material. Upon the completion or other termination of Employee’s services for the Company, Employee shall promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents, notes and books and data of any nature pertaining to any invention, trade secret or Confidential Information of the Company or to Employee’s services, and Employee will not take with him any description containing or pertaining to any Confidential Information, knowledge or data of the Company which Employee may produce or obtain during the course of his services. This Section shall survive the expiration or termination of the Employee’s employment and shall survive the expiration or termination of this Agreement.

9. Competition. Employee will not do any of the following, either directly or indirectly, on his own behalf or on behalf of any other person or entity, during Employee’s employment with the Company or during the Applicable Non-Competition Period (as defined below) anywhere in the United States:

(a)	For purposes of this Agreement, “Competitive Activity” shall mean any activity or business that is the same as or similar to any activity or business in which Retro Programming Services, Inc., engaged or planned to engage at any time during Employee’s employment with the Company.

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(b)	For purposes of this Agreement, “Applicable Non-Competition Period” shall mean the following:

(i)	If the Company terminates the employment of Employee without Good Cause (as defined in Section 5(b)) or the Employee terminates his employment with Good Cause (as defined in Section 5(c)), the one (1) year period immediately following the termination of Employee’s employment; or

(ii)	If the Company terminates the employment of Employee with Good Cause (as defined in Section 5(b)) or the Employee terminates his employment with the Company without Good Cause (as defined in Section 5(c)), the two (2) year period immediately following the termination of Employee’s employment.

(c)	Own any interest in, manage, operate, control, consult for, provide services to or for, be an officer or director of, work for, or be employed in any capacity by, any sole proprietorship, corporation, company, partnership, association, venture or any other business, entity, agency or organization (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in any Competitive Activity; provided, however, that such provision shall not apply to the Employee’s ownership of securities of the Company or the acquisition by the Employee, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Employee does not control, acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation.

(d)	Perform services in connection with any Competitive Activity for any prior or existing customer of the Company.

(e)	Divert or attempt to divert from the Company any business relationship; interfere with any business relationship of the Company; or engage in conduct that is contrary to the Company’s business interests.

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(f)	Other than for the benefit of the Company during the course of the Employee’s employment, solicit, contact, or do or accept business with any specific prospective or existing customer, supplier, or vendor of the Company.

(g)	Hire, employ, or engage any employee or contractor of the Company in an employment or business relationship with any other person or entity, or recruit, solicit, induce or attempt to influence any employee or contractor of the Company to terminate his/her employment or engagement with the Company. This covenant applies as to any employee or contractor who, at the time of the recruitment/hire, is currently employed or engaged with the Company or who was employed or engaged with the Company within the six (6) month period preceding the date the Employee ceases to be an employee of the Company.

In the event that Employee violates any provision in this Section, the period during which he engages in such violation shall not be counted in determining the Applicable Non-Competition Period. Employee and the Company agree that the phrase “the termination of Employee’s employment” as used in this Section refers to any voluntary or involuntary separation of the Employee from employment, and whether initiated by Employee or by the Company. This Section shall survive the expiration or termination of the Employee’s employment and shall survive the expiration or termination of this Agreement.

10. Other Obligations.

(a) Employee acknowledges that the Company from time to time may have agreements with other persons, which impose obligations or restrictions on the Company made during the course of work thereunder or regarding the confidential nature of such work. Employee will be bound by all such obligations and restrictions and will take all action necessary to discharge the obligations of the Company thereunder.

(b) The Company agrees that it shall provide and enter into with Employee the Company’s standard form of indemnification agreement providing indemnification of and liability insurance for Employee to the same extent that it provides indemnification of and liability insurance for its other senior executives and members of the Company’s Board of Directors.

(c) Employee promises and represents that his employment with the Company is not in conflict with any obligations he owes to any other person or entity. Employee will notify the Company in writing before performing or causing to be performed any work for or on behalf of the Company which appears to be in conflict with: (1) rights of any nature owned or claimed by Employee in any invention or idea or confidential information conceived by him prior to beginning work with the Company; (2) rights arising out of obligations incurred by Employee

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prior to beginning work for the Company; or (3) Employee’s obligations to the Company under this Agreement. In the event of Employee’s failure to give notice of any such conflict, the Company may conclude that no such conflict exists, and Employee agrees, in such event, to make no claim against the Company with respect to the use of any such invention or idea or confidential information by the Company.

This Section shall survive the expiration or termination of the Employee’s employment and shall survive the expiration or termination of this Agreement.

11. Trade Secrets of Others. Employee represents that his performance of all the terms of this Agreement as employee to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust. Employee will not enter into any agreement, either written or oral, which is in conflict with this Agreement. This Section shall survive the expiration or termination of the Employee’s employment and shall survive the expiration or termination of this Agreement.

12. Other Provisions Relating to Restrictive Covenants.

(a) Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by the Employee during the course of performing work for the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Employee for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Employee for hire for the Company, the Employee agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Employee may have in such Work Product. Upon the request of the Company, the Employee shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

(b) Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Employee or otherwise coming into the Employee’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Employee’s employment hereunder or on the Company’s request at any time.

(c) Definition of Company. Solely for purposes of Sections 7 through 12, the term “Company” also shall include any existing or future subsidiaries or entities affiliated with the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

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(d) Acknowledgment by the Employee. The Employee acknowledges and confirms that: (1) the restrictive covenants contained in Sections 7 through 12 are reasonably necessary to protect the legitimate business interests of the Company; and (b) the restrictions contained in Sections 7 through 12 (including without limitation the length of the term of such provisions) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Employee further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in Sections 7 through 12 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Employee acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of Sections 7 through 12. The Employee further acknowledges that the restrictions contained in Sections 7 through 12 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns. The Employee acknowledges that his obligations under Sections 7 through 12 of this Agreement are independent of any obligation the Company might owe to him, whether under this Agreement or otherwise.

(e) Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of Sections 7 through 12 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of Sections 7 through 12 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(f) Extension of Time. If the Employee shall be in violation of any provision of Sections 7 through 12, then each time limitation set forth in Sections 7 through 12 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in these Sections 7 through 12 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Employee.

(g) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Employee of any of the covenants contained in Sections 7 through 12 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Employee recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Sections 7 through 12 of this Agreement by the Employee or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

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(h) Survival . The provisions of Sections 7 through 12 shall survive the expiration or termination of the Employee’s employment and shall survive the expiration or termination of this Agreement.

13. Modification. This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing, signed by Employee and by the Company. Any subsequent change or changes in Employee’s relationship with the Company or Employee’s compensation shall not affect the validity or scope of this Agreement.

14. Entire Agreement. Employee acknowledges receipt of this Agreement, and agrees that with respect to the subject matter thereof, it is Employee’s entire agreement with the Company, superseding any previous oral or written communications, representations, understandings with the Company or any office or representative thereof. Each party to the Agreement acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of the Agreement.

15. Severability. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fall on account thereof, but shall otherwise remain in full force and effect, and such paragraph or provision shall be enforced to the maximum extent permissible.

16. Successors and Assigns. This Agreement shall be binding upon Employee’s heirs, executors, administrators or other legal representatives and is for the benefit of the Company, its successors and assigns.

17. Governing Law. This Agreement shall be governed by the laws of the State of Florida without regard to conflicts of law principles.

18. Counterparts. This Agreement may be signed in counterparts and by facsimile transmission, each of which shall be deemed an original and both of which shall together constitute one agreement.

19. No Waiver. No waiver by either party hereto of any breach of this Agreement by the other party hereto shall constitute a waiver of any subsequent breach.

20. Notice. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing by registered or certified mail, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party.

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21. Arbitration.

21.1 Exclusive Remedy. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Employee’s employment with the Company or out of this Agreement, or the Employee’s termination of employment or termination of this Agreement, may not be in the best interests of either the Employee or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that, except as otherwise provided by this Section, any dispute between the parties arising out of or relating to the Employee’s employment, or to the negotiation, execution, performance or termination of this Agreement or the Employee’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be resolved by arbitration in the Palm Beach County area, in accordance with the National Employment Arbitration Rules of the American Arbitration Association, as modified by the provisions of this Section 21. Except as set forth below with respect to Sections 7 through 12 of this Agreement, the parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. The provisions of this Section 21 shall not apply to any damages or injunctions that may be sought with respect to disputes arising out of or relating to Sections 7 through 12 of this Agreement. As concerns any damages or injunctions that may be sought with respect to disputes arising out of or relating to Sections 7 through 12, the Employee agrees to submit to the exclusive jurisdiction of the State of Florida; agrees that any such dispute shall be heard by a JUDGE AND NOT A JURY; agrees that any suit shall be brought exclusively in any state or federal court of competent jurisdiction in Palm Beach County, Florida; and agrees that the prevailing party shall be entitled to an award of reasonable attorneys’ fees and costs. The parties acknowledge and agree that their obligations under this arbitration agreement shall survive the expiration or termination of the Employee’s employment and shall survive the expiration or termination of this Agreement. By election of arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

21.2 Arbitration Procedure and Arbitrator’s Authority. In the arbitration proceeding, each party shall be entitled to engage in any type of discovery permitted by the Federal Rules of Civil Procedure, to retain its own counsel, to present evidence and cross-examine witnesses, to purchase a stenographic record of the proceedings, and to submit post-

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hearing briefs. In reaching his/her decision, the arbitrator shall have no authority to add to, detract from, or otherwise modify any provision of this Agreement. The arbitrator shall submit with the award a written opinion which shall include findings of fact and conclusions of law. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

21.3. Effect of Arbitrator’s Decision: Arbitrator’s Fees. The decision of the arbitrator shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute, to the full extent permitted by law. In all cases in which applicable federal law precludes a waiver of judicial remedies, the parties agree that the decision of the arbitrator shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by the Employee in connection with the dispute, and that the decision and opinion of the arbitrator may be presented in any other forum on the merits of the dispute. If the arbitrator finds that the Employee was terminated in violation of law or this Agreement, the parties agree that the arbitrator acting hereunder shall be empowered to provide the Employee with any remedy available should the matter have been tried in a court, including equitable and/or legal remedies, compensatory damages and back pay. The arbitrator’s fees and expenses and all administrative fees and expenses associated with the filing of the arbitration (the “Fees”) shall be borne by the non-prevailing party.

22. Section 162(m) Limits. Notwithstanding any other provision of this Agreement to the contrary, if and to the extent that any remuneration payable by the Company to the Employee for any year would exceed the maximum amount of remuneration that the Company may deduct for that year under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion of the Company’s Board of Directors, be deferred and become payable at such time or times as the Board of Directors determines that it first would be deductible by the Company under Section 162(m), with interest at the “short-term applicable rate” as such term is defined in Section 1274(d) of the Code.

23. Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity which is a wholly-owned subsidiary of the Company or with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto. The Employee may not assign or transfer this Agreement or any rights or obligations hereunder.

24. Waiver of Jury Trial. The Employee hereby knowingly, voluntarily and intentionally waives any right that the Employee may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Agreement and any

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agreement, document or instrument contemplated to be executed in connection herewith, or any course of conduct, course of dealing statements (whether verbal or written) or actions of any party hereto.

[Signatures on following page]

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The undersigned have executed this Agreement as of the date first forth above.

EQUITY MEDIA HOLDINGS CORPORATION (“Company”)

By:
Name:
Title:

MARK DVORNIK (“Employee”)

By:

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EXHIBIT A

(To Employment Agreement between Mark Dvornik and Equity Media Holdings Corporation,

Effective Date: May 7, 2007)

1. First-Year Bonus. At the conclusion of the first anniversary of the Employment Agreement, and so long as the Employee remains employed with the Company as of that date and has satisfied the below-identified Performance Target(s), Employee will be deemed to have earned, and the Company will pay to Employee within a reasonable time thereafter, an Incentive Bonus equal to the amounts as stated:

(a) Performance Target: If, at the conclusion of the one (1) year period following the Effective Date of the Employment Agreement, the Employee has secured on behalf of the Company seven (7) Contracts (as defined below) with Affiliates (as defined below) in Top 25 Markets (as defined below), Employee shall earn an Incentive Bonus equal to $112,500.00. If during this time period the Employee fails to secure on behalf of the Company seven (7) Contracts with Affiliates in Top 25 Markets, the Employee shall not be entitled to any Incentive Bonus.

(b) Performance Target: If, at the conclusion of the one (1) year period following the Effective Date of the Employment Agreement, the Employee has secured on behalf of the Company more than seven (7) Contracts with Affiliates in Top 25 Markets (the “Initial Seven”), Employee shall earn, in addition to the Incentive Bonus outline in subparagraph (a), an additional $22,500.00 Incentive Bonus per Affiliate, up to a total of five (5) Affiliates in excess of the Initial Seven, for a total annual Incentive Bonus of no more than $225,000.00. Any Affiliate(s) in the Top 25 Markets with which the Employee has secured a Contract during the one (1) year period following the Effective Date of the Agreement in excess of twelve (12) shall be carried over to the Performance Target applicable to the second year of the Employment Agreement, as outlined below in Paragraph 2(a).

2. Second Year Bonus. At the conclusion of the second anniversary of the Employment Agreement, and so long as the Employee remains employed with the Company as of that date and has satisfied the below-identified Performance Target(s), Employee will be deemed to have earned, and the Company will pay to Employee within a reasonable time thereafter, an Incentive Bonus equal to the amounts as stated:

(a) Performance Target: If, at the conclusion of the two (2) year period following the Effective Date of the Employment Agreement, the Employee has secured on behalf of the Company Contracts with Affiliates in at least twenty (20) of the Top 25 Markets, Employee shall earn an Incentive Bonus equal to $225,000.00. If the Employee fails to secure on behalf of the Company 20 such Contracts, the Employee shall not be entitled to the $225,000.00 Incentive Bonus. Instead, the Employee shall be entitled to a $22,500.00 Incentive Bonus per Affiliate for each Contract Employee has secured with Affiliates in the Top 25 Markets in excess of the twelve (12) Affiliates as to which the Employee was eligible for bonus during the first year of the Employment Agreement (the “Initial Twelve”), as referenced in Paragraph 1(a) and (b) above.

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3. Pro-Rated Bonus. In the event that the Company terminates the Employee’s Employment without Good Cause or with Good Cause due to Death or Disability or the Employee terminates his employment with Good Cause during the one (1) year period following the Effective Date of the Agreement, the Employee will be deemed to have earned, and the Company shall pay to the Employee within a reasonable time after the date of the termination, a $11,250.00 Incentive Bonus for each Affiliate in the Top 25 Markets with which the Employee has secured a Contract, for a total annual Incentive Bonus of no more than $225,000.00. In the event that the Company terminates the Employee’s employment without Good Cause or with Good Cause for Death or Disability or the Employee terminates his employment with Good Cause during the one (1) year period following the first anniversary of the Effective Date of the Agreement, the Employee will be deemed to have earned, and the Company shall pay to the Employee within a reasonable time after the date of the termination, a $22,500.00 Incentive Bonus for each Affiliate in the Top 25 Markets in excess of the Initial Twelve, for a total annual Incentive Bonus of no more than $225,000.00. In the event that the Company terminates the Employee’s employment with Good Cause (other than for Death or Disability) or the Employee terminates his employment without Good Cause, the Employee shall not be deemed to have earned any portion of any Incentive Bonus and shall not be entitled to payment for any unpaid portion of any Incentive Bonus.

4. Definitions.

(a) For purposes of this Employment Agreement, Exhibit A, “Affiliate” shall have the following meaning: A television station that signs a Contract (as defined below) to carry the full broadcasts of the Retro Television Network, but which station is not owned by Retro Services Programming, Inc., or any related business entity.

(b) For purposes of this Employment Agreement, Exhibit A, “Contract” shall have the following meaning: The standard Retro Television Network affiliate agreement, in writing and executed by both the Affiliate and Retro Programming Services, Inc., for the provision of retro-television programming covering a period of at least one (1) year.

(c) For purposes of this Employment Agreement, Exhibit A, “Top 25 Markets” shall have the following meaning: The 25 largest Designated Market Areas in the United States for television broadcasting as identified on the Nielsen Media Research Local Market Universe Estimates (Estimates as of January 1, 2007), Effective September 23, 2006, a copy of which is attached to this Exhibit A at Tab 1.

5. Bonus Adjustment. The Compensation Committee of the Board of Directors of the Company may, in its discretion, award Employee additional bonus compensation.

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6. Tax Withholding. All payments under this Bonus agreement shall be subject to and net of all applicable federal, state and local tax withholding requirements.

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TAB 1

	Nielsen Media Research Local Market Universe Estimates
	Estimates as of January 1, 2007 and used throughout the 2006-2007 television season
	Effective September 23, 2006

RANK	Designated Market Area (DMA)	TV Homes	% of US
1	New York	7,366,950	6.616
2	Los Angeles	5,611,110	5.039
3	Chicago	3,455,020	3.103
4	Philadelphia	2,941,450	2.642
5	San Francisco-Oak-San Jose	2,383,570	2.141
6	Dallas-Ft. Worth	2,378,660	2.136
7	Boston (Manchester)	2,372,030	2.130
8	Washington, DC (Hagrstwn)	2,272,120	2.041
9	Atlanta	2,205,510	1.981
10	Houston	1,982,120	1.780
11	Detroit	1,938,320	1.741
12	Tampa-St. Pete (Sarasota)	1,755,750	1.577
13	Phoenix (Prescott)	1,725,000	1.549
14	Seattle- Tacoma	1,724,450	1.549
15	Minneapolis-St. Paul	1,678,430	1.507
16	Miami-Ft. Lauderdale	1,538,620	1.382
17	Cleveland-Akron (Canton)	1,537,500	1.381
18	Denver	1,431,910	1.286
19	Orlando-Daytona Bch-Melbrn	1,395,830	1.254
20	Sacramnto-Stkton-Modesto	1,368,680	1.229
21	St. Louis	1,228,980	1.104
22	Pittsburgh	1,163,150	1.045
23	Portland, OR	1,117,990	1.004
24	Baltimore	1,097,290	0.985
25	Indianapolis	1,060,550	0.952

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EXHIBIT B

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into by and between                                               (“Employee”) and Equity Media Holdings Corporation, a Delaware corporation (“Company”).

RECITALS

WHEREAS, the Company has decided to terminate the Employee’s employment relationship with the Company; and

WHEREAS, the parties desire to resolve all matters between them, including all matters related to and/or arising out of Employee’s employment with the Company (including, without limitation, the ending of Employee’s employment with the Company), and the facts and circumstances underlying the same, and to settle and compromise any and all claims and differences between them, of any sort, origin, or description.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company agree as follows:

1. Termination of Employment: As of [INSERT DATE], Employee’s employment with the Company has been terminated. Employee shall no longer be eligible to participate in, or be covered by, any employee benefit plan or program offered by or through the Company, and he shall not receive any benefits or payments from the Company, except as otherwise specified in this Agreement.

2. Payments: Employee shall be paid through his last day of employment in accordance with the Company’s normal payroll cycle. In addition, the Company shall pay Employee [INSERT TERMS OF SEVERANCE PAYMENTS HERE] (“Severance Payment”), less appropriate deductions and withholdings.

3. Benefits; Stock Options: [INSERT TERMS REGARDING BENEFITS; STOCK OPTIONS] The Company does not make any representations to Employee about the tax implications of the vesting or exercise of stock options under this Agreement, and Employee acknowledges that he has had the opportunity to meet with an attorney, accountant and/or tax professional to discuss this Agreement. Employee shall indemnify Employee with respect to any tax consequences caused by the vesting and exercise of Company stock options.

4. General Waiver and Release of All Claims: [TO BE MODIFIED AS NECESSARY TO COMPORT WITH APPLICABLE STATE AND LOCAL LAWS AND TO COMPLY WITH THEN-CURRENT STATE OF THE LAW] In exchange for the

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promises contained in this Agreement, Employee agrees that Employee or any person acting by, through, or under Employee, VOLUNTARILY, KNOWINGLY AND WILLINGLY RELEASES AND FOREVER DISCHARGES the Company, including its parent and subsidiary corporations, affiliates, all related domestic and foreign businesses, entities, corporations, and partnerships, including but not limited to                                                                                                                                                                             , as well as all current and former directors, officers, executives, shareholders, partners, employees, successors in interest, predecessors, representatives, agents, insurers, attorneys, divisions, joint venturers, investors, and assigns and each of them (collectively “Company Releasees”), FROM ANY AND ALL CLAIMS OR OBLIGATIONS OF ANY KIND OR NATURE WHATSOEVER whether now known or unknown and later discovered, suspected or unsuspected, which arose on or before the Effective Date (as defined below) of this Agreement. Employee understands that this release includes but is not limited to any right that Employee may have relating in any way to Employee’s employment by the Company or the conclusion of such employment, including without limitation any claims under the law of contracts or torts, the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. Sections 621 et. seq.), including the Older Workers Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. Sections 2000e et. seq.), including the Civil Rights Act of 1991 and the Civil Rights Acts of 1886, 1970 and 1971 (42 U.S.C. Sections 1981 et. seq.); the Americans With Disabilities Act (42 U.S.C. Sections 12101 et. seq.); and the Rehabilitation Act of 1973; or any other federal, state, or local statutory or common laws relating to discrimination or employment. Employee declares and represents that the Employee has been paid all wages or other compensation owed by any or all of the Company Releasees and represents that he has not suffered and on-the-job injuries or work-related accidents or injuries, occupational diseases or disabilities, whether temporary, permanent, partial, or total, for which the Employee has not been fully compensated. Employee further agrees that he has been granted all leave, including all leave under the Family and Medical Leave Act, to which he may have been entitled, if any.

Employees agrees that he will not institute any action or actions, cause or causes of action (in law or in equity), suits, debts, liens, claims, demands, now known or unknown and later discovered, suspected or unsuspected, fixed or contingent which Employee may have or claim to have in state or federal court, or with any state, federal or local government agency or with any administrative or advisory body arising from or attributable to any or all of the Company Releasees, including but not limited to, all employee benefit plans sponsored or administered by Company. Employee also agrees that if a claim is prosecuted in Employee’s name before any court or administrative agency, Employee waives and agrees not to take any award of money or other damages from such suit. Employee also agrees that if a claim is prosecuted in Employee’s name, Employee will immediately request, in writing, that the claim on Employee’s behalf be withdrawn. Employee also agrees that Employee is waiving on behalf of Employee and Employee’s attorneys all claims for attorneys’ fees, expenses and court costs, including the same at all appellate levels.

5. Review and Revocation: Employee acknowledges that he has been advised in writing to consult with an attorney before signing this Agreement and that he has been afforded the opportunity to consider the terms of this Agreement for twenty-one (21) days prior to its

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execution. The Employee understands that he can use all or any part of this 21-day period to decide whether to sign this Agreement. The Employee and Company agree that any material or non-material changes which may be made in this Agreement after the Agreement is initially provided to the Employee shall not re-start the running of the 21-day period. Employee further acknowledges that he has read this Agreement in its entirety; that he fully understands all of its terms and their significance; that he has signed it voluntarily and of his own free will; and that he intends to abide by its provisions without exception.

6. Effective Date and Revocation: So long as Employee does not revoke this Agreement, this Agreement shall become effective on the eighth day following the date the Employee signs this Agreement (“Effective Date”). For a period of seven (7) days following the date the Employee signs this Agreement, the Employee may revoke this Agreement by providing written notice of revocation to: [INSERT CONTACT PERSON] In the event that Employee revokes the Agreement prior to the eighth day after his execution of it, this Agreement and the promises contained herein shall automatically be null and void.

7. No Admission of Liability: The Execution of this Agreement does not constitute an admission by any Company Releasee or Employee of any violation of any civil rights or other employment discrimination statute, or any other legal statute, provision, regulation, ordinance, order or action under common law or of any wrongdoing of any kind, and this Agreement shall not be offered or used to establish any such liability.

8. Non-disparagement; No re-Employment: Employee agrees not to take any action or make or condone any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against any Company Releasee. In response to inquiries from third parties, Employee shall state only that the Employee separated from the Company on mutually acceptable terms, except to the extent that Employee has authorized the disclosure of additional information regarding his employment and/or separation from employment, which information shall be authorized by Employee specifically and in writing. Employee also agrees that he will not seek reemployment with the Company or work on the property of the Company or any related entity as a contractor or in any other capacity at any time in the future.

9. Restrictive Covenants: Notwithstanding anything in this Agreement, and specifically notwithstanding the “Entire Agreement” clause of this Agreement, any and all restrictive covenants, including but not limited to any non-competition, non-solicitation, or confidentiality covenants, included in any agreement by and between the Employee and the Company (or any entity related to the Company), including but not limited to [INSERT EXPRESS REFERENCES TO EMPLOYMENT AGREEMENT(S), STOCK OPTION AGREEMENT(S), AND OTHER SOURCES OF RESTRICTIVE COVENANTS HERE], shall survive the execution and delivery of this Agreement and shall continue in full force and effect in accordance with their terms subsequent to the Effective Date of this Agreement.

10. Return of Property: Employee agrees that all property of the Company or any related entity, including but not limited to any trade secrets, confidential information, business documents, books, records, accounts, credit cards, and/or equipment, has been returned to the Company as of the date the Employee executes this Agreement.

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11. Cooperation: Employee agrees to cooperate with the Company and its attorneys in connection with any threatened or pending litigation against the Company or its Affiliates, and to make himself, upon reasonable notice, to prepare for and appear at deposition or trial in connection with any such matters.

12. Severability: In the event that any provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fall on account thereof, but shall otherwise remain in full force and effect, and such paragraph or provision shall be enforced to the maximum extent permissible.

13. Entire Agreement: This Agreement constitutes the complete understanding between the parties and supersedes all prior agreements between the parties, except the [INSERT BY EXPRESS REFERENCE ANY AGREEMENTS THAT ARE TO SURVIVE THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY RESTRICTIVE COVENANTS INCLUDED IN ANY SUCH AGREEMENTS]. Employee acknowledges the Company has not made any representation to him other than as set forth herein. Any modification of this Agreement shall be in writing and signed by each of the parties.

14. Governing Law; Jurisdiction and Venue: This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of laws principles. Employee agrees to submit to the exclusive jurisdiction of the State of Florida; agrees that any such dispute shall be heard by a JUDGE AND NOT A JURY; agrees that any suit shall be brought exclusively in any state or federal court of competent jurisdiction in Palm Beach County, Florida; and agrees that the prevailing party shall be entitled to an award of reasonable attorneys’ fees and costs.

15. Successors and Assigns: The Company may assign this Agreement. The Employee shall not assign this Agreement. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Company and its successors and assigns.

16. Confidentiality: This Agreement is confidential and shall not be disclosed by Employee to any other person, company or entity. The Agreement may be used as evidence only in a subsequent proceeding in which any of the parties allege a breach of this Agreement.

[Signatures on following page]

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The undersigned have executed this Agreement as of the date first forth above.

EQUITY MEDIA HOLDINGS CORPORATION
(“Company”)

By: ,
in his/her capacity as authorized representative of the Company

Print Name:

Title:

Date:

EMPLOYEE

By:

Print Name:

Date:

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